Exhibit 10.11

Executive Incentive Compensation Plan

(“EICP”)

2009 Plan

May 1, 2009

2009 Executive Annual Incentive Plan

Introduction and Objective

Fox Chase Bank’s Executive Incentive Compensation Plan (“EICP”) is designed to recognize and reward executives for their performance and contribution to Company performance. The Plan is designed to reward predefined performance goals that are critical the Bank’s growth and profitability. This document summarizes the elements and features of the Plan.

In short, the objectives of the Incentive Plan are to:

•	Focus executive attention on key business metrics that support the Bank’s business plan.

•	Align pay with Bank and individual performance.

•	Encourage teamwork and collaboration across all areas of the Bank. Our collective contributions will drive improved business results.

•	Motivate and reward the achievement of specific, measurable performance objectives that are aligned with the key strategic business objectives for the Bank.

•	Provide competitive total cash compensation at targeted performance levels with an opportunity to receive significant rewards for exceeding performance goals

•	Enable the Bank to attract and retain the talent needed to drive success.

Eligibility

•

Eligibility will be limited to executive positions that have a significant impact on the success of the organization. Participants will be nominated by the CEO and approved by the Compensation Committee. Participants for 2009 include the CEO, COO, CFO, CCO and CPO.

•	Employees must be employed by July 1 of the plan year in order to be eligible for that year’s incentive. New employees will receive pro-rated awards based on date of hire.

•

Participants must be an active employee as of the date of award payout to receive an award, unless they terminate due to reasons of death, disability (as determined by the company) or retirement. Individuals who terminate for any of these reasons during the plan year will receive a pro-rated award.

Performance Period

The performance period and plan operates on a calendar year basis (January 1 – December 31st). Actual payout awards are made in cash following year-end after Fox Chase Bank’s audited financial results and performance are known.

Incentive Payout Opportunity

Each participant will have a target incentive opportunity based on his/her role. The target incentive will reflect a percentage of base salary and be determined consistent with competitive market practices. The incentive opportunity reflects a range of potential awards. Actual awards may range from 0% of target (for not achieving minimal performance) to 150% of target (for exceptional performance).

The table on the following page summarizes the incentive target and opportunity ranges for each participant during the 2009 Plan year.

Incentive Payout Opportunity (continued)

2009 Short-Term Incentive Targets
Role	Below Threshold	Threshold (50% of Target)	Target (100%)	Stretch[1] (150% of Target)
CEO	0%	17.5%	35.0%	52.5%
Chief Operating Officer	0%	15.0%	30.0%	45.0%
Chief Financial Officer	0%	15.0%	30.0%	45.0%
Chief Credit Officer	0%	12.5%	25.0%	37.5%
Chief Payments Officer	0%	12.5%	25.0%	37.5%

[1]	In order to achieve stretch payouts, the Bank must at least achieve the predefined threshold level of net income.

Actual payouts will vary depending on performance relative to the specific performance measures identified for each participant (i.e. the total opportunity will be divided according to the number of performance measures selected for each participant.)

Performance Measures

Incentives for all participants will be based on a combination of Bank and Individual performance. The specific measures and the weights for each measure will vary based on the participant’s role. The table below shows the allocation of the incentive relative to Bank and Individual performance:

Role	Bank	Individual
CEO	100%	0%
Chief Operating Officer	80%	20%
Chief Financial Officer	70%	30%
Chief Credit Officer	35%	65%
Chief Payments Officer	35%	65%

In order to focus all participants on the Bank’s overall success and reinforce our team approach, all participants will be measured relative to two categories of Bank performance (which range from 35% - 55% of each participant’s incentive award):

Long-Term Value of the Company

This measure reflects the executive team’s performance on the following factors: 1) Deploy capital effectively, b) Hire and retain the right people, c) Make sound and prudent financial/strategic choices about capital outlays, d) Make good judgments about risk and pricing and 3) Build high quality earnings.

Achieve Profit Plan Objectives

This measure reflects our performance relative to several key financial measures.

☑ Core Net Income

☑ Increase in Net Interest Income

☑ Increase in Non-Interest Expense

☑ Core ROA

☑ Core ROE

☑ Non Performing Loans to Loan Ratio

Performance Measures (continued)

Performance on Long-term Value of the Company will be assessed based on Committee discretion and is intended to provide flexibility to consider factors that are critical to our long-term success.

Performance on Profit Plan Objectives will be evaluated by the Committee at the end of the year.

The remaining portion of the incentive awards (range from 45% - 65% depending on the participant) is based on a combination of other Bank and/or Individual goals.

SEE APPENDIX A FOR A DETAILED SUMMARY OF THE BANK AND INDIVIDUAL GOALS FOR EACH PARTICIPANT FOR 2009.

Performance Gate

In order to ensure incentives are funded based on our profits, the Bank must achieve at least threshold level of Net Income for any performance component to pay above target levels. Threshold Net Income is defined as 80% of our budget/plan for the year. Stretch is defined as 110% of our budget/plan for the year. The plan may be adjusted for extraordinary items at the discretion of the Committee with Board approval.

Incentive Payouts

Awards will be paid as a cash bonus within 75 days and following the Plan year-end after Fox Chase Bank’s audited financial results and performance are known. These awards are based on performance relative to the defined goals. Each participant’s award opportunity is allocated according to the weights for each core performance measure. Performance of each specific goal (i.e. Long-term Value to the Company, Achieve Profit Plan Objectives, Drive Efficiency, Achieve Targeted Deposit Growth, Achieve Targeted Loan Growth, Individual Performance) is calculated independently to determine the payout for the goal. The sum of the awards for each performance measure determines the total incentive award.

As described above, if the Bank does not achieve at least 80% of target Net Income, incentive payouts for any one performance measure will be capped at target level.

Board Discretion

The Committee reserves the right to apply positive or negative discretion to the plan as needed to reflect business environment and market conditions that may affect the Bank’s performance and incentive plan funding. The Compensation Committee reserves the right to amend, modify and adjust payouts as necessary. See “Terms and Conditions” for further details on the Plan provisions.

SEE APPENDIX B FOR AN ILLUSTRATION OF A SAMPLE PERFORMANCE SCORECARD.

Terms and Conditions

Effective Date

This Program is effective January 1, 2009 to reflect plan year January 1, 2009 to December 31, 2009. The Plan will be reviewed annually by the Bank’s Compensation Committee and Executive Management to ensure proper alignment with the Bank’s business objectives. The Committee retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period. The Incentive Plan will remain in effect until December 31, 2009.

Program Administration

The Plan is authorized by the Compensation Committee, which reports to the Board of Directors. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Committee will be final and binding on all participants.

Program Changes or Discontinuance

Fox Chase Bank has developed the plan based on existing business, market and economic conditions. If substantial changes occur that affect these conditions, the Committee may add to, amend, modify or discontinue any of the terms or conditions of the plan at any time. The Committee retains the discretion to adjust results for one-time extraordinary events or adjust the revised the budget/plan (with Board approval).

The Compensation Committee may, at its sole discretion, waive, change or amend the Plan as it deems appropriate.

Incentive Award Payments

Awards will be paid as a cash bonus within 75 days following the Plan year. Awards will be paid out as a percentage of a participant’s base salary earned during the year as of December 31 for a given calendar year. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of Fox Chase Bank. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between Fox Chase Bank and the participant or any other person. Nothing herein will be construed to require Fox Chase Bank to maintain any fund or to segregate any amount for a participant’s benefit.

New Hires, Promotions, and Transfers

Participants who are not employed by Fox Chase Bank at the beginning of the Plan year will receive a pro rata incentive award based on their length of employment during a given year.

A participant whose work schedule changes during the year will be eligible for prorated treatment that reflects his/her time in the different schedules.

If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role’s target incentive award on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

Termination of Employment

If a Plan participant is terminated by the Bank, no incentive award will be paid. To encourage employees to remain in the employment of Fox Chase Bank, a participant must be an active employee of the Bank at the time of the award. (See exceptions for death, disability and retirement.)

Disability, Death and Retirement

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability, his/her bonus award for the Plan period shall be prorated so that no award will be earned during the period of long-term disability. Participation during short-term disability is at the discretion of the Compensation Committee.

In the event of death, Fox Chase Bank will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant.

Individuals who will be retiring will receive a prorated award based on their date of retirement. For the purposes of this Plan, retirement is defined as age 65, consistent with guidelines established in Fox Chase Bank’s existing retirement plan.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Board of Directors will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of Fox Chase Bank, nor will the Plan interfere with the right of Fox Chase Bank to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and Fox Chase Bank is one of at-will employment. The Plan does not alter the relationship.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Pennsylvania.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This plan is proprietary and confidential to Fox Chase Bank and its employees and should not be shared outside the organization.

APPENDIX A:

2009 Performance Measures and Weights

Note: This is a high-level summary to provide a comparison of goals across participants. Each participant will receive Individual Performance Scorecards that will summarize his specific goals, targets and weights.

2009 Performance Goals and Weights

Below is a summary of each participant’s preliminary performance goals and weightings for 2009:

2009 Performance Measures[1]	2009 Performance Goals[1]	Weightings of Performance Measures
	Threshold / Target / Stretch	CEO	COO	CFO	CCO	CPO
BANK PERFORMANCE MEASURES		100%	80%	70%	35%	35%
Long Term Value of Company[2]	Committee Discretion	30%	20%	20%	15%	15%
Achieve Profit Plan Objectives		25%	20%	20%	20%	20%
Core Net Income	$2.32m / $2.90m / $3.19m
Increase Net Interest Income	14%
Increase Non-Interest Expense	5%
Core ROA	0.29%
Core ROE	2.13%
NPL to Loan Ratio	Performance Relative to Peers
Drive Efficiency		15%	20%	30%
Efficiency Ratio	78%
Revenue / FTE	$192m
Expense / FTE	$149m
Net Interest Margin	2.61%
Achieve Targeted Deposit Growth		15%	20%
Average YTD Deposit Growth	$650m
Core Deposits/Total	38.9%
Achieve Targeted Loan Growth		15%
Comm’l RE Avg	$282.8mm
C&I Avg	$42.5mm
Comm’l Loans/RM Avg	$31.4mm
TEAM / INDIVIDUAL PERFORMANCE MEASURES		0%	20%	30%	65%	65%
Loan Growth			20%		20%
Avg Loans	$646.2m
3rd Party Loan Review	Satisfactory or Better
C&I Growth	$17.6mm
CRE Growth	$52.1mm
Internal Controls				30%
Material Weaknesses	None
Summary of Uncorrected Differences	1% of Net Income
Annual Client Review	Top 20 Borrowers				20%
Credit / Asset Quality					25%
OTS Asset Quality	3 or Better
3rd Party Loan Review	Satisfactory or Better
Launch Internet Banking	TBD					20%
Fidelity Re-Conversion System Upgrades	TBD					20%
Deposit Growth						25%
Avg Deposits	$12.2mm
CY Deposits	$22.5mm
Cash Mgmt Fees	$110k

[1]	Performance measures/goals are pending Board approval.
[2]

This measure will require subjective Board discretion and reflects how the executives achieved the following to enhance the long-term value: of the Company: a) Deploy capital effectively, b) Hire and retain the right people, c) Make sound and prudent financial/strategic choices about capital outlays, d) Make good judgments about risk and pricing, e) Build high quality earnings.

APPENDIX B:

Illustration of a Sample Performance Scorecard

ILLUSTRATION OF SAMPLE PERFORMANCE SCORECARD

Given the large number of goals, we recommend evaluating the overall performance of each broader category, taking into consideration performance on the sub factors. Evaluation considers specific performance achievements but allows discretion to assess performance in a more holistic manner.

Using the CEO performance measures and weightings provided to us by FCB, the following provides an example of this approach. Actual performance and the ratings are examples only. For the purposes of the illustration, we assume a base salary of $280,000, with an incentive opportunity of 35%, or $98,000.

	Performance Rating Scale (Used to Evaluate Each Performance Category)
	Did Not Meet	Meets Minimum	Meets Some	Meets All	Exceeds Some	Exceeds All
Payout as % of Target	0%	50%	75%	100%	125%	150%

Performance Measures	Target Goal[3]	Weight	Target Incentive Opportunity	Actual Performance	Rating	Actual Payout
Long-Term Value of Company[4]	n/a	30%	$29,400	Committee Discretion	Meets Some (75% of target)	$22,050

Achieve Profit Plan Objectives		25%	$24,500		Meets Minimum (50% of target)	$12,250

“Core Net Income”	$2.8m			$2.3m

Increase Net Interest Income	14%			13%

Increase Non-Interest Expense	5%			4%

Core ROA	0.29%			0.28%

Core ROE	2.13%			1.90%

NPL to Loans (vs. Peer Group)	TBD			35th %ile

Drive Efficiency		15%	$14,700		Did Not Meet (0% of target)	$0

Efficiency Ratio	78%			84%

Revenue / FTE	$192m			$190m

Expense / FTE	$149m			$140m

Net Interest Margin	2.61%			2.6%

Deposit Growth		15%	$14,700		Meets All (100% of target)	$14,700

YTD Avg	$650m			$650m

Core Deposits/Total	38.9%			38%

Loan Growth		15%	$14,700		Exceeds Some (125% of target)	$18,375

CRE Lending Avg	$282.8mm			$300mm

C&I Lending Avg	$42.5mm			$44mm

Comm Loans/RM Avg	$31.4mm			$30.9mm

Total		100.0%	$98,000			$67,375

[3]	Performance measures/goals are pending Board approval.
[4]

This measure will require subjective Board discretion and reflects how the executives achieved the following to enhance the long-term value: of Company: a) Deploy capital effectively, b) Hire and retain the right people, c) Make sound and prudent financial/strategic choices about capital outlays, d) Make good judgments about risk and pricing, e) Build high quality earnings.